                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549


                             ---------------------


                                    FORM 8-K

                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934



      Date of report (Date of earliest event reported):  December 22, 1997


                  Chancellor Media Corporation of Los Angeles
                          (Exact Name of Registrant as
                             Specified in Charter)

                                   333-32259
                             (Commission File No.)

                                   75-2451687
                                (IRS Employer
                              Identification No.)

                                    Delaware
                          (State or Other Jurisdiction
                                of Incorporation)



                         433 East Las Colinas Boulevard
                                   Suite 1130
                              Irving, Texas  75039
                             (Address of Principal
                               Executive Offices)



                                 (972) 869-9020
              (Registrant's telephone number, including area code)

ITEM 5.   OTHER EVENTS

          On December 23, 1997, Chancellor Media Corporation of Los Angeles ("CMCLA" and, together with its subsidiaries, the "Company"), a subsidiary of Chancellor Media Corporation, issued the press release filed herewith as
Exhibit 99.1 in connection with the offering of $500,000,000 aggregate principal amount of its 8-1/8% Senior Subordinated Notes due 2007. Pursuant to Rule 135c under the Securities Act of 1933, as amended, CMCLA is filing this Current Report on Form 8-K, together with Exhibit 99.1, with the Securities and Exchange Commission.

          On December 29, 1997, the Company consummated the acquisition of radio stations WGCI-FM/AM, Chicago, Illinois, KKBQ-FM/AM, Houston, Texas, and KHKS-FM, Dallas, Texas from Pacific and Southern Co., Inc. ("P&S"), a subsidiary of Gannet Co., for $340.0 million in cash plus various other direct acquisition costs (the "Gannett Acquisition"). The purchase price of $340.0 million was determined as a result of an arms-length negotiation between the Company and P&S, which are unrelated parties. The Company borrowed under its senior credit facility with a syndicate of commercial banks and other institutional lenders to finance the Gannett Acquisition. A copy of the Company's senior credit facility, listing the commercial banks and other institutional lenders thereto, has previously been filed with the Securities and Exchange Commission as Exhibit
4.10 to the Current Report on Form 8-K of Evergreen Media Corporation, dated April 1, 1997 and filed on May 9, 1997. The assets acquired by the Company in the Gannett Acquisition constitute plant, equipment and other physical property used in the operation of radio stations and will continue to be utilized by the Company for such purposes.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


     Chancellor Media Corporation of Los Angeles



  By:  /s/Matthew E. Devine
     --------------------------
        Matthew E. Devine
        Chief Financial Officer


  Date: December 30, 1997

                                 EXHIBIT INDEX
                                 -------------


*    99.1.  Press release dated December 23, 1997.


-------------------------

*    Filed herewith.